State of Delaware
                                                                     PAGE 1
                 Office of the Secretary of State


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "DIVERSIFIED AMERICAN HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF APRIL, A.D. 1998, AT 10 O'CLOCK A.M.








                         [SEAL]        ______/s/Edward J.Freel_________________
                                       Edward J. Freel, Secretary of State

    2888556   8100                     AUTHENTICATION: 9046808

    981158096                               Date: 04-27-98



        Exhibit 2(i) - Pg. 1



                  CERTIFICATE OF INCORPORATION

                              OF

                DIVERSIFIED AMERICAN HOLDINGS, INC.
                -----------------------------------

1. The name of the corporation is Diversified American Holdings, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of
Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is thirty two million (32,000,000) which shall consist of thirty million (30,000,000) shares of common stock, $.001 par value, and two million (2,000,000) shares of preferred stock, $.001 par value. The Board of Directors by resolution shall determine the voting rights, if any, as well as the designations, preferences, other rights and series of the Preferred Stock.

5. The name and mailing address of each incorporator is as follows:

NAME               Larry A Reid

MAILING ADDRESS    4 Via Lucindia North Stuart, Florida 34996

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME               Larry M. Reid

MAILING ADDRESS    4 Via Lucindia North Stuart, Florida 34996


6. The corporation is to have perpetual existence.

7. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

8. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them/and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the state of Delaware may, on the application in a summary way of this corporation or of any creditor or


          Exhibit 2(i) - Pg. 2


stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or on all stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

9. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall be entitled to be indemnified by the Corporation to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstance, whichever is greater against expenses (including attorney's fees), judgments, fines and amount paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this paragraph 9 of this Certificate. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such person.

THE UNDERSIGNED, being the incorporator therein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our his act and deed and the facts stated herein are true, and accordingly have hereunto set my hand this day of April 20, 1998.



                                         ___/s/Larry M. Reid_________
                                         Larry M. Reid



          Exhibit 2(i) - Pg. 3